                                                                   EXHIBIT 10.1


                               SUBLEASE AGREEMENT



        This Sublease Agreement ("Sublease") is made effective as of the 7 day of March, 2000, (the "Effective Date") by and between Seagate Technology, Inc., a Delaware corporation ("Sublessor"), and Neoforma.com, a Delaware corporation ("Sublessee"). Sublessor agrees to sublease to Sublessee, and Sublessee agrees to sublease from Sublessor, those certain premises situated in the City of San Jose, County of Santa Clara, State of California, consisting of that free standing two-story building consisting of approximately 116,000 square feet of space located at 3061 Zanker Road, San Jose, California, more particularly set forth on Exhibit "A" hereto (the "Subleased Premises").


                                   ARTICLE 1

                        MASTER LEASE AND OTHER AGREEMENTS

        1.1 MASTER LEASE. Except as specifically set forth herein, this Sublease is subject and subordinate to all of the terms and conditions of the lease executed on August 19, 1988, between Corporate Plaza, Phase 1, a California General Partnership ("Master Lessor") and Conner Peripherals, a California Corporation ("Lessee" and now "Sublessor" under this Sublease), amended by that certain First Amendment to lease made and entered into on December 2, 1988 and that certain Second Amendment dated June 8, 1990, and that certain Third Amendment dated May 18, 1994, and a Fourth Amendment dated August 19, 1999. The Lease, First Amendment, Second Amendment, Third Amendment, and Fourth Amendment are collectively referred to herein as the "Master Lease". Sublessee hereby assumes and agrees to perform the obligations of Lessee under the Master Lease applicable to the Subleased Premises and as more particularly limited by Paragraph 1.2 set forth hereafter. Unless otherwise defined, all capitalized terms used herein shall have the same meanings as given them in the Master Lease. A copy of the Master Lease is attached hereto as Exhibit "B" and incorporated herein by this reference and to Sublessor's reasonable knowledge is a true and correct copy of the Master Lease. Sublessee shall not commit or permit to be committed any act or omission which would violate any term or condition of the Master Lease. Sublessee shall neither do nor permit anything to be done which would cause the Master Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in Master Lessor under the Master Lease, and Sublessee shall indemnify and hold Sublessor harmless from and against all liability, judgments, costs, demands, claims, and damages of any kind whatsoever (including, without limitation, attorneys' fees and court costs) by reason of any failure on the part of Sublessee to perform any of the obligations of Lessee under the Master Lease which Sublessee has become obligated hereunder to perform. In the event of the termination of Sublessor's interest as Lessee under the Master Lease for any reason other than for Sublessor's breach, then this Sublease shall terminate automatically upon such termination without any liability of Master Lessor or Sublessor to Sublessee. Sublessor shall not exercise any discretionary right to terminate the Master Lease without the prior consent of Sublessee, which consent shall not be unreasonably withheld. Sublessee represents and warrants to Sublessor that it has read and is familiar with the Master Lease.


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        Sublessor reserves the right to negotiate an "Amended and Restated"
Master Lease to which Sublessee agrees will be deemed the Master Lease under this Sublease except to the extent any of Sublessee's obligations under this Sublease are materially adversely affected, and Sublessee will reasonably cooperate with an amendment to this Sublease incorporating the Amended and Restated Master Lease and amending all references to Sections or Articles or amendment to the Master Lease herein accordingly.

        1.2 APPLICABLE PROVISIONS. All of the terms and conditions contained in the Master Lease as they may apply to the Subleased Premises, except those directly contradicted or superseded by the terms and conditions contained in this document are specifically incorporated herein and shall be terms and conditions of this Sublease (with each reference therein to "Landlord" or "Lessor", "Tenant" or "Lessee" and "Lease" to be deemed to refer to Sublessor, Sublessee, and Sublease, respectively, as appropriate except the following provisions that are incorporated herein, the reference to Landlord or Lessor shall mean Master Lessor only in Section 16.25, Third Amendment paragraph 14 and all references to Tenant's duties regarding the Property shall mean the Subleased Premises) and along with all of the following terms and conditions set forth in this document, shall constitute the complete terms and conditions of this Sublease. Notwithstanding anything herein contained, the following provisions of the Master Lease shall not apply: Article I, Article II, Article III, Section 4.1 first sentence, Section 9.2, Section 11.1 except for the third sentence, Section 15.1(vii) and (viii), Section 15.2, Sections 16.21, 16.22, 16.24, 16.27, Exhibit A, Exhibit C and C1-4, Exhibits D and E, First Amendment to Lease, Second Amendment to Lease, Third Amendment paragraphs 1-6, 8 second paragraph, 9, 10, 12, 13, 15, Fourth Amendment. Furthermore, Sublessee's maintenance and repair responsibilities under Section 6.1 of the Master Lease and Reimbursable Expenses allocation and responsibility under Section 16.26 of the Master Lease are limited to the extent the Sublessee/Sublessor responsibilities are allocated differently in Paragraph 3.4 hereafter; and
Section 6.3 of the Master Lease does not apply to any damage or destruction covered under Paragraph 12.8 hereafter.

        1.3 OBLIGATIONS OF SUBLESSOR. Notwithstanding anything herein contained, for those services or rights to which Sublessor is entitled to receive from Master Lessor under the Master Lease, Sublessor's obligations to Sublessee hereunder shall be limited to using its reasonable good faith efforts to obtain the performance by Master Lessor of its obligations. Sublessor shall have no liability to Sublessee or any other person for damage of any nature whatsoever as a result of the failure of Master Lessor to perform said obligations except for (a) Master Lessor's termination of Sublessor's interest as Lessee under the Master Lease in the event of, or Master Lessor's refusal to perform said obligations because of, Sublessor's breach of the Master Lease, or (b) Sublessor's failure to use reasonable good faith efforts to obtain Master Lessor's performance, and Sublessee shall hold Sublessor harmless from any and all claims and liability whatsoever for any such damage including, without limitation, all costs and attorneys' fees incurred in defending against same. Unless Sublessee is in default under this Sublease, Sublessor shall timely perform its obligations under the Master Lease unless these obligations are to be performed by Sublessee under the terms of this Sublease.




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                                   ARTICLE 2

                                      TERM


        2.1 TERM. The term of this Sublease shall commence on February 1, 2000. This shall be referred to as the "Commencement Date." The term of this Sublease shall end on March 31, 2007, unless sooner terminated pursuant to any provision of the Master Lease applicable to the Subleased Premises (the "Expiration Date"). Sublessor shall have no obligation to Sublessee to exercise any of its options to extend under the Master Lease.

        2.2 OPTION TO EXTEND. Sublessee shall have no option to extend this Sublease.

        2.3 SUBLESSOR'S INABILITY TO DELIVER SUBLEASED PREMISES. In the event Sublessor is unable to deliver possession of the Subleased Premises on or before February 1, 2000, Sublessor shall not be liable for any damage caused thereby, nor shall this Sublease be void or voidable, but Sublessee shall not be liable for Rent until such time as Sublessor offers to deliver possession of the Subleased Premises to Sublessee, but the term hereof shall not be extended by such delay. If Sublessee, with Sublessor's consent, takes possession prior to commencement of the term, Sublessee shall do so subject to all the covenants and conditions hereof and shall pay pro rated Rent for each day at the same rate as that prescribed for the first month of the term. In the event either party has been unable to secure Master Lessor's consent to this Sublease within twenty
(20) days after execution by both parties, either Sublessor or Sublessee may terminate this Sublease.

        2.4 EARLY ACCESS. Subject to Master Landlord's approval, and after execution of the Sublease by both parties, Sublessee may be permitted early access to the Subleased Premises ("Early Access") prior to the Commencement Date for the purpose of installing fixtures, furniture placement, tenant improvement construction and communication cabling. Such Early Access shall be subject to all of the provisions of this Sublease, except that Sublessee shall not be required to pay Rent.

                                   ARTICLE 3

                                      RENT

        3.1 RENT. Sublessee shall pay to Sublessor each month during the term of this Sublease, rent as set forth in Exhibit C, attached hereto. First month's rent is payable on execution hereof and monthly rent is payable in advance on or before the first of each month thereafter ("Base Rent"). Rent for partial months at the commencement or termination of this Sublease shall be prorated. Rent shall be paid to the Sublessor at its business address noted herein, or at any other place Sublessor may from time to time designate by written notice mailed or delivered to Sublessee.

        3.2 ADDITIONAL RENT. Subject to Paragraph 3.4 hereof, if Sublessor shall be charged for additional rent or other sums pursuant to any of the provisions of the Master Lease, Sublessee shall be liable for its pro rata share (defined herein) of such additional rent or sums. If Sublessee shall procure any additional services from Master Lessor, Sublessee shall make such payment to


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Sublessor or Master Lessor, as Sublessor shall direct. In addition to Operating
Expenses as hereinafter defined, Sublessee shall also pay as additional rent its prorata share of the property taxes, insurance or other sums payable by Sublessor under the Master Lease including Reimbursable Expenses, except as otherwise provided in Paragraph 3.4 hereof. Base Rent and additional rent shall herein be referred to as "Rent" and shall be paid without right of offset.

        3.3 PRO RATA SHARE. Sublessee's pro rata share under this Sublease shall be calculated by multiplying the total additional rent or other charge due by a fraction, the numerator of which shall be the approximate square footage of the Subleased Premises and the denominator of which shall be the approximate square footage of the entire premises under the Master Lease (116,000/180,000 = 64%). All measurements noted in this Section are included in the Master Lease. Sublessee acknowledges all square footage measurements noted and relied on in this Sublease and the Master Lease are estimates, and no adjustments shall be made based upon any actual measurements which may be made.

        3.4 OPERATING EXPENSES. In addition to Paragraph 3.2 above, Sublessor and/or Sublessee shall be responsible for the common area and building cost as set forth in Exhibit D, attached hereto. The allocations set forth in Exhibit D shall supercede the terms of the Master Lease to the extent they are inconsistent with the Master Lease. All of the items contained in Exhibit D that require the Master Lessor's approval under the terms of the Master Lease shall be done only after such approval is received by Sublessor.

                                   ARTICLE 4

                                SECURITY DEPOSIT

        4.1 SECURITY DEPOSIT. Upon execution hereof, Sublessee shall deposit with Sublessor the sum of Two Hundred Eighty Thousand Four Hundred Ten and 34/100 Dollars ($280,410.34) as and for a Security Deposit to secure Sublessee's full and timely performance of all of its obligations hereunder. If Sublessee fails to pay Rent or any other sums as and when due hereunder, or otherwise defaults with respect to any provision of this Sublease, Sublessor may (but shall not be obligated to) use, apply, or retain all or any portion of said deposit for payment of any sum for which Sublessee is obligated or which will compensate Sublessor for any loss or damage which Sublessor may suffer thereby. Any such use, application, or retention shall not constitute a waiver by Sublessor of its right to enforce its other remedies hereunder, at law, or in equity. If any portion of said deposit is so used, applied, or retained, Sublessee shall, within 10 (ten) days after delivery of written demand from Sublessor, restore said deposit to its original amount. Sublessee's failure to do so shall constitute a material breach of this Sublease, and in such event Sublessor may elect, among or in addition to other remedies, to terminate this Sublease. Sublessor shall not be a trustee of such deposit, and shall not be required to keep this deposit separate from its accounts. Sublessor alone shall be entitled to any interest or earnings thereon and Sublessor shall have the free use of same. If Sublessee fully and faithfully performs all of its obligations hereunder, then so much of the deposit as remains shall be returned to Sublessee (without payment of interest or earnings thereon) within 30 days after the later of (i) expiration or sooner termination of the term hereof, (ii) Sublessee's surrender of possession of the Subleased Premises to Sublessor, or
(iii) completion of restoration obligations, if any, by Sublessee.



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        4.2 LETTER OF CREDIT. Two (2) business days after Sublessee's receipt of a copy of the Consent by Master Lessor to this Sublease, Sublessee shall provide to Sublessor an unconditional, irrevocable standby Letter of Credit in the amount of Two Million and no/100 Dollars ($2,000,000.00) in favor of Sublessor and issued by a bank located in the Bay Area and reasonably acceptable to Sublessor and for the term of one year and automatically renewed each year as set forth below for the term of the Sublease ("Letter of Credit"). The Letter of Credit shall secure all Sublessee's performance of the terms and conditions of the Sublease and is an additional security deposit subject to Paragraph 4.1 above. The Letter of Credit will automatically renew each year during the Sublease term unless the beneficiary under the Letter of Credit is given at least thirty (30) days prior notice of a non-renewal by the issuing bank, and Sublessor shall be able to draw on the Letter of Credit in the event of such notice.

        Provided Sublessee is not in default under the terms of the Sublease, Sublessee shall have the right to reduce the Letter of Credit to One Million Five Hundred Thousand and no/100 Dollars ($1,500,000.00) after the first twelve
(12) months of the Sublease Term and to One Million and no/100 Dollars ($1,000,000.00) after the second twelve (12) months of the Sublease Term, which Sublessee shall maintain for the remaining Sublease Term. However, in the event during the term of the Sublease Sublessee achieves either eight (8) consecutive quarters of net profitability or a Market Capitalization of $500,000,000.00 for at least four (4) consecutive quarters, Sublessee's obligation to provide Sublessor with a Letter of Credit shall be terminated and said Letter of Credit shall be returned to Sublessee.

                                   ARTICLE 5

                              CONDITION OF PREMISES

        5.1 CONDITION OF THE SUBLEASED PREMISES. Sublessee acknowledges that as of the Commencement Date, and subject to the provisions of this Sublease, Sublessee accepts the Subleased Premises "as is", Sublessee having made all investigations and tests it has deemed necessary or desirable in order to establish to its own complete satisfaction the condition of the Subleased Premises. Sublessee accepts the Subleased Premises in their condition existing as of the Commencement Date, subject to all applicable zoning, municipal, county and state laws, ordinances, and regulations governing and regulating the use of the Subleased Premises and any covenants or restrictions of record. Sublessee acknowledges that neither Sublessor nor Master Lessor have made any representations or warranties as to the condition of the Subleased Premises or its present or future suitability for Sublessee's purposes, except that: (A) as of the Commencement Date, excluding that portion of the Subleased Premises delivered in shell condition, Sublessor shall deliver the Subleased Premises to Sublessee with all existing building systems including plumbing, HVAC, fire sprinklers, electrical (including panels and outlets), doors (both personnel and shipping), lighting, and window coverings in good working order (floors and walls excluded). If during the initial one hundred twenty (120) days of the Sublease term, Sublessee should uncover a problem with the building systems not caused by Sublessee's occupancy, Sublessee shall furnish Sublessor with written notice of said problem and Sublessor, at Sublessor's sole cost and expense, shall repair said problem in a timely manner; (B) the Subleased Premises shall be clear of all debris and clutter with exterior windows washed inside and out, and the parking lot and landscaping shall be in good condition and free of debris, clutter



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and all construction equipment; and (C) Sublessor shall use reasonable efforts to complete the replacement of the roof membrane at Sublessor's and Master Lessor's expense.

        Sublessor represents that it has not received any code or non-compliance notification (including seismic and ADA) from any local, state, or federal authority that has not been corrected, and has no knowledge of any code violations. Sublessor will transfer to Sublessee, to the extent possible and in Sublessor's possession, any warrantees or service contracts on systems in the Subleased Premises that the Sublessee is responsible to maintain during the term of the Sublease to the Sublessee.

        5.2 SUBLESSOR'S IMPROVEMENTS. Sublessor, at Sublessor's sole cost and expense, shall coordinate completion of that work described in Dennis Kobza & Associates, Inc.'s set of plans (labeled as sheets T, A-0.1, A-0.2, D-1, D-2 and A-1 through A-9) described as Seagate-Building #5-Restoration and dated September 6, 1999 anticipated to be completed by January 10, 2000.

        5.3 SUBLESSEE IMPROVEMENT ALLOWANCE. Sublessor shall provide to Sublessee a Sublessee improvement allowance of One Million One Hundred Sixty Thousand and no/100 Dollars ($1,160,000.00) (the "Allowance"), which can be utilized for building typical generic office improvements to the Subleased Premises, substantially consistent with that work described in Dennis Kobza & Associates, Inc.'s plans (labeled sheets A-1 and A-2) dated December 9, 1999 ("Sublessee Improvements"). It is acknowledged that the second floor plan is indicative of what is projected for the first floor to be built as part of the Sublessee Improvements. The Allowance shall only be available for Sublessee Improvements which have been approved pursuant to the terms of Paragraph 7.2 herein, and construction has commenced, within the initial twelve (12) month period that Sublessee is obligated to pay full rent on the Subleased Premises. Sublessor shall pay the Allowance to Sublessee no more often than monthly and within ten (10) business days after invoice from Sublessee to Sublessor with evidence that Sublessee has obtained a building permit for the Sublessee Improvements and that the work covered in the invoice is complete and Sublessee has received conditional lien releases for progress payments from the general contractor and any subcontractors, materialmen, architects, or engineers providing work or materials covered in the invoice. Sublessee shall withhold a ten (10%) retainage on all progress payments except architects, consultants and engineers, which retainage will be withheld from the Allowance payment as well, and paid by Sublessor to Sublessee as a final payment on the Allowance once Sublessee provides to Sublessor unconditional lien releases for all progress payments and conditional lien releases for final payment from the contractor, subcontractors and materialmen as identified above.

        5.4 ADDITIONAL SUBLESSEE IMPROVEMENT ALLOWANCE. Sublessor agrees to provide Sublessee with an additional Sublessee improvement allowance of five and no/100ths ($5.00) Dollars per square foot ("Additional Allowance") as set forth herein. The Additional Allowance shall only be available for improvements which have been approved pursuant to the terms of this Sublease and construction has commenced, within the initial twelve (12) month period that Sublessee is obligated to pay full rent on the Subleased Premises. In the event Sublessee elects to use this Additional Allowance or portion thereof, the amount drawn down shall be amortized into the rent over a sixty-month (60) period at a rate of twelve percent (12%) per annum, commencing on the first month after the initial twelve (12) month period of this Sublease.



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                                   ARTICLE 6

                                    INSURANCE


        6.1 SUBLESSEE'S INSURANCE. With respect to the Sublessee's insurance under the Master Lease, the same is to be provided by Sublessee as described in the Master Lease, and such policies of insurance shall include as named insureds Master Lessor, Sublessor and any lender as required by Master Lessor.

        6.2 WAIVER OF SUBROGATION. With respect to the waiver of subrogation contained in the Master Lease, such waiver shall be deemed to be modified to constitute an agreement by and among Master Lessor, Sublessor and Sublessee (and Master Lessor's consent to this Sublease shall be deemed to constitute its approval of this modification).

                                    ARTICLE 7

                     USE OF PREMISES; PARKING; IMPROVEMENTS

        7.1 USE OF PREMISES. Sublessee shall be permitted use and occupancy of the Subleased Premises only for the purpose of general office, systems development, research, marketing, sales and administration in conformity with the municipal zoning requirements of the City of San Jose and the Master Lease.

        7.2 ALTERATIONS; IMPROVEMENTS. Sublessee shall not make any alterations, improvements, or modifications including Sublessee Improvements as defined in Paragraph 5.3, to the Subleased Premises without the express prior written consent of Sublessor and of Master Lessor, which consent by Sublessor shall not be unreasonably withheld or delayed and Sublessor will use its reasonable efforts to get Master Lessor's consent. Notwithstanding the foregoing, Sublessee shall not install any equipment or antennas and/or make any roof penetrations to the Subleased Premises without the express prior written consent of Sublessor and Master Lessor, which consent by Sublessor shall be in its sole discretion. Concurrently, with the granting of such consent, Sublessor shall notify Sublessee in writing whether or not the Master Lessor will require the requested alterations, modifications or improvements to be removed on termination of this Sublease. Sublessee Improvements as defined in Paragraph 5.3, will be completed:
(i) to Sublessee's specifications, consistent with the specifications of Sublessor's Improvements in Paragraph 5.2 herein and the consents set forth above; (ii) in accordance with all applicable codes; and (iii) by a general contractor chosen by Sublessee licensed in the State of California and approved by the Sublessor and Master Lessor. Sublessee Improvements may commence upon the completion and execution of all documentation and receipt of all approvals and/or permits required for the new construction. Sublessor and Sublessee shall mutually agree upon the selection of the architect. Sublessee acknowledges that Sublessor prefers that Sublessee employ Vince Vincent of Dennis Kobza & Associates, a Mountain View architectural firm, at least in the preliminary design phase because of Mr. Vincent's familiarity with the Subleased Premises. Notwithstanding the foregoing, Sublessee shall engage Vince Vincent to review its plans and specifications for conformance to interior work described in Paragraph 5.2 herein, with the cost of said review not to exceed Two Thousand and no/100 Dollars ($2,000.00). On the earlier of the early termination of this Sublease or prior to the Sublease Expiration Date,



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

Sublessee shall remove any or all improvements covered under this Article 7 and restore the Subleased Premises (or any part thereof) to the same condition as of the Commencement Date of this Sublease, reasonable wear and tear excepted or as otherwise instructed in writing by either Sublessor or Master Lessor ("Restoration Work"). This Restoration Work shall include, but not be limited to, the restoration of the second floor to the configuration and condition existing as of the Commencement Date, but the first floor may be left in the final configuration existing as of the Sublease expiration or termination except to the extent of any improvements not consented to by Sublessor and/or Master Lessor. Should Sublessee fail to timely completed any or all of the Restoration Work, unless instructed otherwise in writing as set forth above, Sublessor shall have the right to do so, and charge Sublessee therefor, including holdover Rent for any extended period for the Restoration Work to be completed.

        Sublessee shall submit to Sublessor all "as built plans" (including an update of the work performed on the then present "as built plans" to insure that any work performed is always currently reflected on such plans) for all work (regardless as to whether consent is required) performed by Sublessee within ninety (90) days of completion.

        7.3 MINOR ALTERATIONS. "Minor Alterations" shall consist of non-structural alterations, additions and improvements to the Subleased Premises not affecting the exterior of the Subleased Premises and not exceeding Twenty Thousand and no/100 Dollars ($20,000.00). Notwithstanding paragraph 7.2 herein, Sublessor's prior written consent shall not be required for Minor Alterations, provided Sublessee shall give Sublessor at least twenty (20) days prior written notice describing the proposed Minor Alteration, including a sketch thereof and the construction schedule therefor.

        7.4 SURRENDER. On termination of the Sublease, the Subleased Premises shall be surrendered in the same condition as received, reasonable wear and tear excepted, and with a new coat of paint on all interior walls, unless otherwise instructed in writing by Sublessor. Alternatively, not later than one hundred eighty (180) days prior to Sublease expiration, the Sublessee may request that the Sublessor competitively bid the restoration required to be performed by Sublessee to at least three (3) general contractors, in which event Sublessee shall pay to Sublessor an amount equal to the average of the three (3) bids received, plus design costs without mark-up with thirty (30) days of invoice from Sublessor.

        Notwithstanding Section 15.1 of the Master Lease, Sublessee will have no obligation to remove any improvements not made or installed by Sublessee or those so made or installed by Sublessee which Master Lessor agrees may remain on the Subleased Premises at the end of the Master Lease Term.

                                   ARTICLE 8

                                  COMMON AREAS

        8.1 USE OF COMMON AREAS. As used herein, "Common Areas" shall mean all areas within the Property (as defined in the Master Lease) that are available for the common use of lessees of the Property and are not leased or held for the exclusive use of Sublessee, Sublessor or other lessees, and include parking areas, driveways, sidewalks, access roads,



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

landscaping and planted areas. Sublessee shall have the nonexclusive right to use the Common Areas for the purposes intended, subject to such reasonable rules and regulations as Sublessor may uniformly establish from time to time. Sublessee shall not interfere with the rights of any or all of Sublessor, other lessees, or any other person entitled to use the Common Areas. Sublessor agrees to keep the Common Areas in good condition and repair during the term of this Sublease.

                                   ARTICLE 9

                      ASSIGNMENT, SUBLETTING & ENCUMBRANCE

        9.1 CONSENT REQUIRED. Sublessee shall not assign this Sublease or any interest therein nor shall Sublessee sublet, license, encumber or permit the Subleased Premises or any part thereof to be used or occupied by persons other than Sublessee's employees, agents, contractors and invitees, without Sublessor's and Master Lessor's prior written consent, which shall not be unreasonably withheld. The consent by Sublessor and Master Lessor to any assignment or subletting shall not waive the need for Sublessee (and Sublessee's assignee or subtenant) to obtain the consent of Sublessor and Master Lessor to any different or further assignment or subletting. All Conditions and Standards set forth in the Master Lease regarding assignments and subletting shall apply, and to the extent there is any Bonus Rents, (Rent paid by such Assignee or SubSublessee in excess of Rent paid by Sublessee hereunder) the Bonus Rent shall first be split per the Master Lease and any Bonus Rent to go to Sublessee shall be split 50/50 with Sublessor to be paid to Sublessor within five (5) days of receipt by Sublessee. Sublessor hereby consents, subject only to notice from Sublessee to Sublessor and Master Lessor's consent and no change in use, to any assignment of the Sublease to an affiliate (owned by or owner of) Sublessee or successor of Sublessee caused by merger, consolidation, stock acquisition or other non-bankruptcy reorganization.

        9.2 FORM OF DOCUMENT. Every assignment, agreement, or sublease shall (i) recite that it is and shall be subject and subordinate to the provisions of this Sublease, that the assignee or sublessee assumes Sublessee's obligation hereunder, that the termination of this Sublease shall at Sublessor's sole election, constitute a termination of every such assignment or sublease, and
(ii) contain such other terms and conditions as shall be reasonably requested or provided by Sublessor's attorneys.

        9.3 NO RELEASE OF SUBLESSEE. Regardless of Sublessor's consent, no subletting or assignment shall release Sublessee of Sublessee's obligation or alter the primary liability of Sublessee to pay the Rent and to perform all other obligations to be performed by Sublessee hereunder. The acceptance of Rent by Sublessor from any other person shall not be deemed to be a waiver by Sublessor of any provision hereof. In the event of default by any assignee, subtenant or any other successor of Sublessee, in the performance of any of the terms hereof, Sublessor may proceed directly against Sublessee without the necessity of exhausting remedies against such assignee, subtenant or successor.

        9.4 RECAPTURE. Sublessor shall have the right to recapture the Subleased Premises and terminate this Sublease in the event Sublessee elects to sub-sublease substantially all of the Subleased Premises for substantially all of the remaining term.



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

        9.5 DEFAULT. An involuntary assignment shall constitute a default and Sublessor shall have the right to elect to terminate this Sublease, in which case this Sublease shall not be treated as an asset of Sublessee.

                                   ARTICLE 10

                                     DEFAULT

        10.1 DEFAULT DESCRIBED. The occurrence of any of the following shall constitute a material breach of this Sublease and a default by Sublessee: (i) failure to pay Rent or any other amount due under this Sublease within three (3) business days after due; (ii) all those items of default set forth in the Master Lease which remain uncured after the cure period provided in the Master Lease; or (iii) Sublessee's failure to perform timely and subject to any cure periods any other material provision of this Sublease or the Master Lease as incorporated herein.

        10.2 SUBLESSOR'S REMEDIES. Sublessor shall have the rights and remedies set forth in the Master Lease default provisions as though Sublessor is Master Lessor. These rights and remedies are not exclusive; they are cumulative and in addition to any remedies now or later allowed by law.

        10.3 ALL SUMS DUE AND PAYABLE AS RENT. Sublessee shall also pay without notice, or where notice is required under this Sublease, immediately upon demand without any abatement, deduction, or setoff Rent and as additional rent all sums, impositions, costs, expenses, and other payments which Sublessee in any of the provisions of this Sublease assumes or agrees to pay, and, in case of any nonpayment thereof, Sublessor shall have, in addition to all other rights and remedies, all the rights and remedies provided for in this Sublease or by law in the case of nonpayment of rent.

        10.4 SUBLESSOR DEFAULT. For purposes of this Sublease, Sublessor shall not be deemed in default hereunder unless and until Sublessee shall first deliver to Sublessor thirty (30) days' prior written notice, and Sublessor shall fail to cure said default within said thirty (30) day period, or in the event Sublessor shall reasonably require in excess of thirty (30) days to cure said default, shall fail to commence said cure with said thirty (30) day period, and thereafter diligently to prosecute the same to completion.

        10.5 NOTICE OF EVENT OF DEFAULT UNDER MASTER LEASE. Sublessor shall notify Sublessee of any Event of Default under the Master Lease, or of any other event of which Sublessor has actual knowledge which will impair Sublessee's ability to conduct its normal business at the Subleased Premises, as soon as reasonably practicable following Sublessor's receipt of notice from Master Lessor of an Event of Default or Sublessor's actual knowledge of such impairment.

        10.6 LATE FEES. A late fee of five per cent (5%) will be charged on any payment more than five (5) days overdue, and payment more than thirty (30) days overdue will accrue interest at the maximum rate allowed by law.

                                   ARTICLE 11

                            CONSENT OF MASTER LESSOR

        11.1 PRECONDITION. The Master Lease requires that Sublessor obtain the consent of Master Lessor to any subletting by Sublessor. This Sublease shall not be effective unless Master Lessor signs a consent to this subletting satisfactory to Sublessor and Sublessee.

                                   ARTICLE 12

                                  MISCELLANEOUS

        12.1 CONFLICT WITH MASTER LEASE; INTERPRETATION. In the event of any conflict between the provisions of the Master Lease and this Sublease, the Master Lease shall govern and control except to the extent directly contradicted by the terms of this Sublease. No presumption shall apply in the interpretation or construction of this Sublease as a result of Sublessor having drafted the whole or any part hereof.

        12.2 REMEDIES CUMULATIVE. The rights, privileges, elections, and remedies of Sublessor in this Sublease, at law, and in equity are cumulative and not alternative.

        12.3 WAIVER OF REDEMPTION. Sublessee hereby expressly waives any and all rights of redemption to which it may be entitled by or under any present or future laws in the event Sublessor shall obtain a judgment for possession of the Subleased Premises.

        12.4 HOLDING OVER. Any holding over by Sublessee after expiration of this Sublease with the consent of Sublessor and Master Lessor shall be deemed a tenancy from month-to-month at a monthly rate of one hundred and fifty percent (150%) of the Base Rent and other amounts due for the last month of the Sublease term and shall otherwise be on the same terms and conditions set forth herein. Any holding over by Sublessee after the expiration of this Sublease without the consent of Sublessor and Master Lessor shall be deemed a tenancy from month-to-month, at the monthly rate of three hundred percent (300%) of Base Rent, and other amounts due for the last month of the Sublease Term, and shall otherwise be on the same terms and conditions as set forth herein. Said monthly rent shall be due and payable monthly in advance on the first day of the month and otherwise as provided for in Article 3 hereof until such tenancy is terminated by Sublessor or upon thirty (30) days notice by Sublessee. Sublessor and Master Lessor expressly do not waive any rights to further claims for damages should Sublessee holdover without consent.

        12.5 ENVIRONMENTAL. Sublessor represents that it has no knowledge of existing contamination of the Subleased Premises. Sublessee covenants and agrees that its operations shall be in full compliance with all federal, state and local laws, rules or regulations relating to pollution or to the protection of the environment or human health. Sublessee shall not bring or permit to remain on the Subleased Premises any asbestos, petroleum or petroleum products, explosives, toxic materials, or substances defined as hazardous wastes, hazardous materials, or hazardous substances under any federal, state, or local law or regulation ("Hazardous Materials"), except ordinary office products used on the Subleased Premises and stored in the usual and customary manner and quantities. Sublessee shall not install or operate any underground storage tanks on or under the Subleased Premises. Sublessee's violation of the foregoing covenant or prohibitions shall constitute a material breach and default hereunder, and Sublessee shall indemnify, hold harmless and defend (by counsel acceptable to Sublessor) Sublessor, and its partners, directors, officers, employees, shareholders, lenders, agents, contractors and each of their respective successors and assigns, from and against any claims, damages, penalties, liabilities, and costs (including reasonable attorney fees and court costs) caused by or arising out of
(i) a violation of the foregoing covenant or prohibitions or (ii) the presence of any Hazardous Materials on, under, or about the Subleased Premises or other properties as the direct or indirect result of Sublessee's occupancy of the Subleased Premises. Sublessee, at its sole cost and expense, shall clean up, remove, remediate and repair any soil or groundwater contamination and damage caused by the presence or any release of any Hazardous Materials in, on, under, or about the Subleased Premises, not in existence at Commencement Date and arising during the term of the Sublease, in conformance with the requirements of applicable law. Neither the written consent of Sublessor to the presence of the Hazardous Materials nor Sublessee's compliance with all laws applicable to such Hazardous Materials shall relieve Sublessee of its indemnification obligation under this Sublease. Sublessee shall immediately give Sublessor written notice
(i) of any suspected breach of this paragraph, (ii) upon learning of the presence or any release of any Hazardous Materials, or (iii) upon receiving any notices from governmental agencies pertaining to Hazardous Materials which may affect the Subleased Premises. Sublessor shall have the right from time to time, but not the obligation, to enter upon the Subleased Premises, at Sublessee's sole expense, to conduct such inspections and undertake such sampling and testing activities as Sublessor deems necessary or desirable to determine whether Sublessee is in compliance with this provision. Any costs or expenses incurred by Sublessor for which Sublessee is responsible under this provision shall be deemed Additional Rent that is due and payable on notice from Sublessor to Sublessee. The obligations of Sublessee hereunder shall survive the expiration or earlier termination, for any reason, of this Sublease.

        12.6 SIGNAGE. Sublessee may install signage at 3061 Zanker Road, and as approved by Sublessor and Master Lessor, subject to any municipal restrictions by the City of San Jose, the C.C. & R.'s for the project and the Master Lease. The monument sign on the corner of Montague and Zanker will continue to identify the project in its entirety as "Corporate Plaza". Subject to City of San Jose approval, Master Landlord and Sublessor may consent to Sublessee's installation of a backlit triangular shaped sign on the south side of the main entrance on Zanker, identical to the existing triangular sign situated north of the main entrance. Subject to City of San Jose approval and Master Lessor, Sublessor shall be responsible for placing, at its cost, a generic monument to Sublessor's specifications on the south side of the Zanker Road entrance so that Sublessee may place its signage on such monument.

        12.7 PARKING. Sublessee is entitled to four hundred and six (406) undesignated parking spaces at 3061 Zanker Road within the area as set forth on Exhibit E hereto, . Nine (9) of these parking spaces are handicapped parking spaces. Subject to Master Lessor's consent and Sublessor's reasonable consent, Sublessee may designate certain spaces for Sublessee's exclusive use not to exceed 60 spaces. Sublessor agrees to cooperate with Sublessee, in the event Sublessee, at Sublessee's sole cost and expense, and with Master Lessor's approval, elects to restripe the parking lot in order to increase the number of parking stalls. Sublessee agrees to reinstate the parking lot to original layout if required by Master Lessor under the terms of the Master Lease.

        12.8 EXPANSION OPTION. In the event, during the term of the Sublease, 3081 Zanker Road ("Expansion Space") becomes available for sublease through Sublessor, Sublessee shall have a first right to negotiate on the Expansion Space for a period of ten (10) business days after notice from Sublessor that the Expansion Space is available. During said ten (10) business days, Sublessor and Sublessee shall negotiate exclusively with each other, in good faith, to affect a sublease of the Expansion Space. If during the ten (10) business days the parties cannot reach an agreement as to the terms of the Sublease for the Expansion Space, Sublessor, without liability to Sublessee, shall be free to negotiate with any other party on any terms relating to the Expansion Space.

        12.9 NON DISTURBANCE. Sublessor is presently the beneficiary under a Deed of Trust on the Property, and agrees that if Sublessor as such beneficiary forecloses on the Property under the Deed of Trust, that Sublessor will honor the Sublease and it shall remain in full force and effect so long as Sublessee is not in default under the Sublease. This Paragraph is null and void if and when Sublessor is no longer the beneficiary under a Deed of Trust on the Property.

        12.10 DAMAGE AND DESTRUCTION. In the Master Lease, in the event of damage or destruction, there is no abatement of Rent. Therefore, Sublessee shall purchase business interruption insurance that includes coverage for payment of Sublessee's obligations to pay Rent hereunder for a period of not less than twelve (12) months. Sublessee shall furnish a certificate of insurance for such coverage to Sublessor before the Commencement Date and at least thirty (30) days before the expiration dates thereof. Said policy shall also provide that said insurance shall not be canceled or coverage reduced without thirty (30) days prior written notice having been given to Sublessor. In the event Sublessee shall fail to procure such insurance, or to deliver such certificate, Sublessor may, at its option, procure lost rents insurance and the cost thereof shall be paid by Sublessee to Sublessor within ten (10) days after delivery of a bill from Sublessor to Sublessee for such cost.

        Subject to the provisions hereof, Sublessor shall retain the duty to restore the Subleased Premises in the event of a casualty loss in accordance with Section 11.1 of the Master Lease. Upon the occurrence of any casualty damage to the Subleased Premises and Sublessor's obligation or election to restore the Subleased Premises as hereinafter set forth, Sublessee shall assign to Sublessor (or any party designated by Sublessor) the portion of the insurance proceeds payable to Sublessee under any insurance required to be carried by Sublessee under this Sublease and the portion of the deductible amounts, that pertain to Leasehold Improvements. Sublessor shall then repair any damage to the Tenant Improvements covered by such Sublessee insurance and the Subleased Premises, and shall return such Tenant Improvements to the extent of Sublessee's insurance coverage and deductible and the Subleased Premises to their original condition. Sublessor shall make all repairs for damage to the Subleased Premises if in Sublessor's reasonable judgment the repairs can be completed (without over time or other premiums) within three hundred and sixty-five

(365) days after Sublessor's discovery of the damage. If in Sublessor's opinion the repair will take more than three hundred and sixty-five (365) days to complete from date of Sublessor's discovery of the damage ("Sublessor's Opinion of Repair Time") then either Sublessor or Sublessee may elect to terminate this Sublease within thirty (30) days after written notice from Sublessor to Sublessee of Sublessor's Opinion of Repair Time, and such termination shall be effective thirty (30) days after such notice. In event of such Sublease termination, the proceeds of insurance shall be the property of the party paying for that insurance, except for Section 11.1, third sentence of the Master Lease. Notwithstanding the foregoing, Sublessee shall not have the right to terminate this Sublease unless Sublessor has the right to terminate the Lease as to the Subleased Premises.

                                   ARTICLE 13

                              BROKER'S COMMISSIONS

        13.1 COMMISSION. Sublessor and Sublessee represent and warrant to each other that each has dealt with the following brokers Don Reimann and Rob Shannon of Colliers International (Sublessor's Broker) and Steve Gibson and Edward Hofer of Colliers International (Sublessee's Broker) and with no other agent, finder, or other such person with respect to this Sublease and each agrees to indemnify and hold the other harmless from any claim asserted against the other by any broker, agent, finder, or other such person not identified above as Sublessor's Broker or Sublessee's Broker. The Commission to the Brokers is pursuant to separate agreement.

                                   ARTICLE 14

                              NOTICES AND PAYMENTS

        14.1 CERTIFIED MAIL. Any notice, demand, request, consent, approval, submittal or communication that either party desires or is required to give to the other party or any other person shall be in writing and either served personally or sent by prepaid, first-class certified mail or commercial overnight delivery service. Such Notice shall be effective on the date of actual receipt (in the case of personal service or commercial overnight delivery service) or two days after deposit in the United States mail, to the following addresses:

                Sublessor at: Seagate Technology, Inc.
                              Attn: Corporate Real Estate Manager
                              920 Disc Drive, SV03-M8
                              Scotts Valley, CA 95067-0360

                Sublessee at the Premises, whether or not Sublessee has abandoned or vacated the Premises or notified the Sublessor of any other address, with a copy to:___________________________.

                                   ARTICLE 15

                                 ATTORNEYS' FEES

        15.1 SUBLESSOR MADE PARTY TO LITIGATION. If Sublessor becomes a party to any litigation brought by someone other than Sublessee and concerning this Sublease, the Subleased

Premises, or Sublessee's use of occupancy of the Subleased Premises, based upon any real or alleged act or omission of Sublessee or its authorized representatives, Sublessee shall be liable to Sublessor for reasonable attorneys' fees and court costs incurred by Sublessor in the litigation.

        15.2 CERTAIN LITIGATION BETWEEN THE PARTIES. In the event any action or proceeding at law or in equity or any arbitration proceeding be instituted by either party, for an alleged breach of any obligation of Sublessee of Sublessor under this Sublease, to recover rent, to terminate the tenancy of Sublessee at the Subleased Premises, or to enforce, protect, or establish any right or remedy of either party to this Sublease Agreement, the prevailing party (by judgment or settlement) in such action or proceeding shall be entitled to recover as part of such action or proceeding such reasonable attorneys' fees, expert witness fees, and court costs as may be fixed by the court or jury, but this provision shall not apply to any cross-complaint filed by anyone other than Sublessor in such action or proceeding.

                                   ARTICLE 16

                                    EXHIBITS

        16.1 EXHIBITS AND ATTACHMENTS. All exhibits and attachments to this Sublease are a part hereof.

        IN WITNESS WHEREOF, Sublessor and Sublessee have executed and delivered this Sublease on the date first set forth above.



SUBLESSOR:                                       SUBLESSEE:

Segate Technology, Inc.
a Delaware corporation                           a Delaware corporation


By:  /s/ Jeffrey B. Nelson                       By: /s/ Robert J. Zollars
   --------------------------------

Its: Vice President Worldwide Facilities         Its:       CEO


By:                                              By: /s/ Frederick J. Ruegsegger
   --------------------------------

Its:                                             Its: CFO
    -------------------------------

                                    EXHIBIT C

                               BASE RENT SCHEDULE



        Sublessor shall provide the Sublessee a Triple Net (NNN) Sublease. The net monthly Base Rate shall be set as follows:


                      RENTAL PERIOD                                         MONTHLY RENT
                      -------------                                        --------------
         February 1, 2000 through January 31, 2001                          *$220,400.00

         February 1, 2001 through January 31, 2002                           $228,114.00

         February 1, 2002 through January 31, 2003                           $236,097.99

         February 1, 2003 through January 31, 2004                           $244,361.41

         February 1, 2004 through January 31, 2005                           $252,914.06

         February 1, 2005 through January 31, 2006                           $261,766.06

         February 1, 2006 through January 31, 2007                           $270,927.87

         February 1, 2007 through March 31, 2007                             $280,410.34

---------------------

* Base Rent shall be payable at fifty percent (50%) of the scheduled rate for the period commencing on the Commencement Date until the earlier of (1) substantial completion of Sublessor's Improvements as set forth in Paragraph 5.2 of the Sublease, or (2) April 1, 2000, at which time full scheduled Base Rent shall be payable.

                                    EXHIBIT D

                          OPERATING EXPENSE OBLIGATIONS





                                                                             COST                  MANAGEMENT
                                                                        RESPONSIBILITY           RESPONSIBILITY
                                                                        --------------           --------------
    A.    1.  Maintenance of the building foundation,                      Sublessor                Sublessor
              structural exterior walls (excluding exterior
              painting and window cleaning):

          2.  Maintenance and repair of structural roof                    Sublessor                Sublessor
              elements:

          3.  Maintenance and minor repair (minor                          Sublessee                Sublessee
              patching) of roof membrane:

          4.  Service contract for the roof:                               Sublessee             Sublessee (Copy to
                                                                                                 be provided to
                                                                                                 Sublessor and
                                                                                                 Master Lessor)
          5.  Roof repairs and replacement in excess of                    Sublessor             Sublessor
              minor patching (unless due to Sublessee or
              its agent's actions) and the duty to pursue
              any warranty work on the roof.

    B.    6.  All other building interior and exterior                     Sublessee                Sublessee
              maintenance, and repair including normal
              heating, ventilation, air conditioning
              maintenance and repair, painting (interior
              and exterior), window cleaning, entry ways,
              and all other building operating and
              maintenance and repair expenses as defined
              in the Master Lease and Sublease:

          7.  Service contracts for HVAC and window                        Sublessee             Sublessee (Copy to
              washing per Master Lease:                                                          be provided to
                                                                                                 Sublessor and
                                                                                                 Master Lessor)
          8.  Insect and rodent spraying:                                  Sublessee             Sublessee

          9.  Structural Repairs                                           Sublessor                Sublessor

          10. All capital repairs shall be governed                     Sublessee, as               Sublessor
              pursuant to Section 16.25 of the Master                   tenant, pursuant
              Lease and Sublessor will use reasonable                   to Section 16.25
              efforts to enforce Section 16.25 with the                 of the Master
              Master Lessor.                                            Lease.

                                                                             COST                  MANAGEMENT
                                                                        RESPONSIBILITY           RESPONSIBILITY
                                                                        --------------           --------------


                                                                             Cost                Management
                                                                        Responsibility           Responsibility
    C.    11. Outside area maintenance and repair,                      Sublessee (pro-          Sublessor
              including landscaping, parking lot seal,                  rata and monthly
              stripping, and patch repairs of less than                 accrual as an
              1,000 sq. ft. of repairing per patch repair               Operating
              and parking lot light fixtures, and utilities             Expense)
              for such areas and property management:

    D.    12. Real Estate Taxes:                                        Sublessee (pro-             Sublessor
                                                                        rata payable
                                                                        within 10 days of
                                                                        invoice)
                                                                                                    Sublessor
    E.    13. All risk insurance including earthquake and               Sublessee (pro-
              flood coverage and deductibles as incurred.               rata and monthly
                                                                        accrual)                    Sublessor

    F.    14. Public liability and property damage                      Sublessee (pro-
              insurance:                                                rata and monthly            Sublessee
                                                                        accrual)

    G.    15. Telephone service, water, gas and                         Sublessee
              electricity, garbage, and janitorial charges:




                                       B-2